AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is amended and restated as of the 16th day of May, 2013 by and among Flagstar Bancorp, Inc., a Michigan corporation maintaining offices at 5151 Corporate Drive, Troy, Michigan 48098 (the “Company”), Flagstar Bank, FSB, a federally chartered savings bank and wholly-owned subsidiary of the Company (the “Bank” and, together with the Company, “Flagstar”), and Michael J. Tierney (“Executive”) (the Company, the Bank and Executive referred to collectively as the “Parties” and individually as a “Party”).
W I T N E S S E T H:
WHEREAS the Company is a holding company, primarily engaged, through its subsidiaries, in the business of obtaining funds in the form of deposits and wholesale borrowings and investing those funds in single-family mortgages and other types of loans (the “Business of the Company”);
WHEREAS, the Company and Executive entered into that certain Employment Agreement dated as of October 1, 2012 (the “Original Agreement”);
WHEREAS, as of the date of this Agreement Executive serves as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank;
WHEREAS, the Company desires to appoint Executive as its Executive Vice President, Personal Financial Services (“EVP/PFS”), and Executive desires to accept such position; and
WHEREAS, the Parties accordingly wish to amend and restate the Original Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows:
ARTICLE ONE
EMPLOYMENT
1.01    Agreement as to Employment.
This Agreement will be deemed to be effective as of May 16, 2013 (the “Effective Date”). As of the Effective Date, the Bank hereby employs Executive as EVP/PFS. Executive hereby accepts such employment by the Bank, subject to the terms of this Agreement.
1.02    Employment Term.
(a)The term of Executive's employment by the Bank under this Agreement shall commence on the Effective Date and continue until the expiration of the Notice Period (as hereinafter defined) (the period from the Effective Date through the end of the Notice Period, the “Term”). Either Party may elect to terminate Executive's employment by the Bank under this Agreement by delivering written notice to the other Party that it or he wishes to terminate this Agreement, in which event this Agreement shall terminate as of the end of the Notice Period. As used in this Agreement, the term “Notice Period” means (i) in the case of written notice given on or before November 1, 2013, the period through and including December 31, 2013, and (ii) in the case of written notice given after November 1, 2013, the period through and including the sixtieth (60th) day after such notice is given.
(b)The Bank reserves the right to relieve Executive of his duties as EVP/PFS at any time after his or its notice of termination without affecting his right to compensation and other benefits under the Agreement during the Notice Period and without such relief's constituting a separate termination or a breach of this Agreement. If the Bank elects to relieve Executive of his duties as EVP/PFS during the Notice Period, Executive shall continue to serve as a management employee of the Bank in a position commensurate with Executive's experience as a executive officer of the Bank and other depository institutions.
(c)No termination of this Agreement shall be effective as to those portions of this Agreement which, by their express terms as set forth herein, require performance by either Party following termination of this Agreement.

1.03    Freedom to Contract.

Executive represents and warrants that he has the right to enter into this Agreement, that he is eligible to continue employment by the Bank and that no other written or verbal agreements exist that would be in conflict with or prevent performance of any portion of this Agreement. Executive further agrees to hold Flagstar harmless from any and all liability arising out of any prior contractual obligations entered into by Executive. Executive represents and warrants that he has not made and will not make any contractual or other commitments that do or would conflict with or prevent his performance of his obligations hereunder.

1.04    Title and Duties

(a)During the Term, Executive shall be employed by the Bank to serve as EVP/PFS, effective as of the Effective Date, subject to the authority and direction of the Company's Chief Executive Officer or his designee (the “CEO”), and shall report directly to the CEO. Executive shall perform such duties relating to the Company and its affiliates, including any subsequently-acquired affiliates (collectively the “Affiliates”), consistent with his position as EVP/PFS, as are assigned to him from time to time by the CEO and any other duties undertaken or accepted by Executive consistent with such position. Executive shall have such authority, responsibility and duties as are normally associated with the position of EVP/PFS.

(b)Subject to the provisions of this subsection 1.04(b), Executive agrees to devote substantially all of his business time and efforts to Flagstar as long as he is employed under this Agreement. Notwithstanding the foregoing, Executive may continue, throughout the Term, to engage in charitable, community and personal activities and in the management of personal investments and his personal and family affairs, and he may serve on the board of directors of up to two for-profit corporations, provided that such activities in the aggregate do not conflict with the interests of Flagstar or interfere with his obligations under this Agreement.

1.05    Compensation.

(a)Base Salary. During the Term, the Bank shall pay to Executive a gross annual base salary of $895,000.00 (the “Base Salary”), pro-rated for any partial calendar year during the Term and payable monthly or more frequently in accordance with the Bank's payroll policy for its other executives.

(b)Share Salary. During the Term and subject to the last sentence of this subsection (b), the Bank shall pay to Executive a gross annual share salary of $600,000.00, pro-rated for any partial calendar year during the Term and payable, at the time that base salary is payable to the Executive, in grants of unrestricted shares of the Common Stock of the Company (“Common Stock”), having a Fair Market Value on the date of grant equal to the pro rata portion of the share salary payable on each such pay date (the “Share Salary”). For purposes of this Agreement, “Fair Market Value” shall mean, as of any specified date, the closing price of the Common Stock as reported in The Wall Street Journal's New York Stock Exchange (“NYSE”) - Composite Transactions listing for such day (corrected for obvious typographical errors), or if the shares are listed for trading on the NYSE but no closing price is reported in such listing for such day, then the last reported closing price for such shares on the NYSE, or if such shares are not listed or traded on the NYSE, the closing sales price on any national securities exchange on which the Common Stock is traded, or if the Common Stock is not traded on any national securities exchange, then the mean of the reported high and low sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System, or if such prices shall not be reported thereon, the mean between the closing bid and asked prices reported by the National Quotation Bureau Incorporated, or in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Company's Board of Directors (the “Board”). The Board may, but shall have no obligation to, engage one or more appraisers in making its determination of Fair Market Value, and the Fair Market Value as determined by the Board may be higher or lower than any such appraisal. In making its determination of Fair Market Value, the Board shall comply with Section 409A (as defined below), to the extent applicable, and the applicable Internal Revenue Service and Treasury Department regulations thereunder. A precondition to the payment of Share Salary to the Executive for any period beginning on or after June 1, 2013 is Flagstar's receipt from the Executive of a properly signed and executed Mutual Release of Claims Agreement, in the form attached hereto as Exhibit A, and the expiration of the Revocation Period (as defined therein).

(c)Discretionary Shares. The Bank shall grant to Executive, at the end of each calendar year of the Term, an additional amount, the Fair Market Value of which is equal to $600,000.00 (pro-rated for any partial calendar year during the Term), in restricted shares of Common Stock, with the Fair Market Value of such shares determined on the date of grant; provided, however, that no such shares shall be granted unless Executive remains employed by the Bank, without notice of termination of his employment or this Agreement by either Party for any reason, through the date on which any such grant is due to be made. Any such granted restricted shares shall vest (as determined by the Board, or a committee thereof designated to make such determination, in its sole discretion) in accordance with performance goals (which performance goals shall be determined by the Board or such committee after consultation with the Executive and shall be reasonably achievable without excessive risk taking in the context of the Bank's business plan approved by the Board or such committee after consultation with the Executive) and continued substantial service by Executive.

(d)Business Expenses. The Company shall promptly pay directly, or shall reimburse Executive for, all business expenses, including but not limited to expenses for travel and entertainment, paid or incurred by Executive during the Term that are reasonable and appropriate to the conduct by Executive of the Bank's business, subject to Executive's providing reasonable substantiation of such expenses to the Bank in accordance with Bank policies. In addition, the Bank shall promptly pay all reasonable expenses incurred by Executive in connection with the drafting and negotiation of this Agreement.

1.06    Fringe and Other Employee Benefits.

During the Term, the Bank shall make available to Executive such fringe and other employee benefits (including medical and dental coverage and participation in the Bank's 401(k) plan) and perquisites as are regularly and generally provided to the other senior executives of the Bank, subject to the terms and conditions of any employee benefit plans and arrangements maintained by the Bank, the Executive shall be entitled to take thirty (30) days of paid vacation annually (pro-rated for any partial calendar year during the Term). In addition, during the Term and provided the Executive remains employed through the date of each applicable payment, the Bank shall pay the monthly premiums for supplemental short- and long-term disability insurance with an annual coverage limit equal to the Executive's Base Salary and (ii) provide the Executive with a monthly car allowance in an amount equal to no less than his monthly car allowance as in effect immediately prior to the Effective Date.

1.07    Termination of Employment.

(a)Termination for Cause. Notwithstanding Section 1.02 of this Agreement, the Bank may terminate Executive's employment at any time for Cause (as hereinafter defined). Termination for “Cause” shall mean termination of Executive's employment because of the occurrence of any of the following as determined in good faith by a vote of a majority of the directors constituting the full Board of Directors of the Bank:

(i)the conviction of Executive for, or his plea of guilty or nolo contendere to, any felony or criminal offense involving dishonesty or breach of trust or any crime of moral turpitude; or

(ii)the commission by the Executive of an act of fraud upon or materially evidencing bad faith toward Flagstar.

(b)Payments upon Termination. If Executive terminates his employment under this Agreement for any reason, including death or disability, or if the Bank terminates Executive's employment under this Agreement pursuant to Section 1.07(a) for Cause, or upon the cessation of Executive's employment at the expiration of the Notice Period, then, upon any such termination or cessation of employment, Executive shall receive from the Bank: any unpaid Base Salary and Share Salary for any period ending on or before the date of termination or cessation of employment, any unreimbursed business expenses subject to reimbursement under Section 1.05(d), vacation pay for accrued but unused vacation days through the date of termination or cessation of employment and any benefits to which Executive may be entitled pursuant to the terms and conditions of any applicable employee benefit plan of the Bank, which shall be paid on the Bank's first payroll date following Executive's termination or cessation of employment (or, for purposes of benefits under an employee benefit plan of the Bank, provided pursuant to the terms of the applicable employee benefit plan).

(c)Return of Bank Property. Upon termination of Executive's employment, or upon the request of the Bank at any time, Executive shall terminate his use of and return to the Bank all Bank property, including without limitation, any Confidential Information, vehicles, credit cards, equipment, computers, phones, cell phones, pagers, equipment, supplies, tools, keys or locks.

(d)No Further Obligations. Upon termination of Executive's employment under this Agreement, the Parties shall have no further obligations under this Agreement to each other except as expressly stated herein and in any written employee benefit plans and arrangements applicable to Executive which are maintained by the Bank at the time of such termination of Executive's employment, and no further payments of Base Salary or Share Salary or other compensation or benefits shall be payable by the Bank to Executive, except such obligations and payments (i) as are set forth in this Section 1.07; (ii) as are required by the express terms of any written employee benefit plans and arrangements applicable to Executive which are maintained by the Bank at the time of such termination of Executive's employment; or (iii) as may be required by law.

ARTICLE TWO

RESTRICTIVE COVENANTS

2.01    Confidentiality.

In the course of performing his duties for Flagstar, Flagstar agrees to provide the Executive with certain proprietary, confidential and trade secret information of Flagstar and its affiliates, including but not limited to: the database of customer accounts; customer, supplier and distributor list; customer profiles; information regarding sales and marketing activities and strategies; trade secrets; data regarding technology, products and services; information regarding pricing, pricing techniques and procurement; financial data and forecasts regarding Flagstar and customers, suppliers and distributors of Flagstar; software programs and intellectual property (collectively, “Confidential Information”). All Confidential Information shall be and remain the sole property of Flagstar and its assigns, and Flagstar shall be and remain the sole owner of all patents, copyrights, trademarks, names and other rights in connection therewith and without regard to whether Flagstar is at any particular time developing or marketing the same. The Executive acknowledges that the Confidential Information is a valuable, special and unique asset of Flagstar and that his access to and knowledge of the Confidential Information is essential to the performance of his duties as an employee of the Bank. In light of the competitive nature of the business in which Flagstar is engaged, Executive agrees that he will, both during the Term and thereafter, maintain the strict confidentiality of all Confidential Information known or obtained by him or to which he has access in connection with his employment by the Bank and that he will not, without prior written consent of the Board for and on behalf of the Bank, (i) disclose any Confidential Information to any person or entity (other than in proper performance of his duties hereunder) or (ii) make any use of any Confidential Information for his own purposes or for direct or indirect benefit of any person or entity other than Flagstar. Confidential Information shall not be deemed to include (a) information which becomes generally available to the public through no fault of the Executive, (b) information which is previously known by the Executive prior to his receipt of such information from Flagstar, (c) information which becomes available to the Executive on a non-confidential basis from a source which, to the Executive's knowledge, is not prohibited from disclosing such information by legal, contractual or fiduciary obligation to Flagstar or (d) information which is required to be disclosed in order to comply with any applicable law or court order. Immediately upon termination of the Executive's employment or at any other time upon Flagstar's request, the Executive will return to Flagstar all memoranda, notes and data, computer software and hardware, records or other documents compiled by the Executive or made available to the Executive during the Executive's employment with the Bank concerning the Business of the Company, including without limitation, all files, records, documents, lists, equipment, supplies, promotional materials, keys, phone or credit cards and similar items and all copies thereof or extracts therefrom.

2.02    No Solicitation of Employees.

Executive agrees that, both during the Term and for a period of six months following termination of the Executive's employment with the Bank for any reason, Executive will not, directly or indirectly, on behalf of himself or any other person or entity, hire, engage or solicit to hire for employment or consulting or other provision of services, any person who is actively employed (or in the six months preceding Executive's termination of employment with the Bank was actively employed) by Flagstar, except for rehire by Flagstar. This includes, but is not limited to, inducing or attempting to induce, or influence or attempting to influence, any person employed by Flagstar to terminate his or her employment with Flagstar.

2.03    No Solicitation of Customers.

Executive agrees that, both during the Term and for a period of six months following termination of the Executive's employment with the Bank for any reason, Executive will not directly, on behalf of any competitor of Flagstar in the Business of the Company, solicit the business of any entity within the United States who is a customer of Flagstar.

2.04    Enforcement.

Executive acknowledges and agrees that the services to be provided by him under this Agreement are of a special, unique and extraordinary nature. Executive further acknowledges and agrees that the restrictions contained in this Article Two are necessary to prevent the use and disclosure of Confidential Information and to protect other legitimate business interests of Flagstar. Executive acknowledges that all of the restrictions in this Article Two are reasonable in all respects. In the event a court of competent jurisdiction determines as a matter of law that any of the terms of this Article Two are unreasonable or overbroad, the Parties expressly allow such court to reform this Agreement to the extent necessary to make it reasonable as a matter of law and to enforce it as so reformed. The Executive agrees that the restrictions contained in this Article Two shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between Executive and the Company or the Bank. Executive agrees that the existence of any claim or cause of action by Executive against the Company or the Bank (whether predicated on this Agreement or otherwise) shall not constitute a defense to the enforcement by the Company or the Bank of the covenants and restrictions in this Article Two. Executive agrees that the restrictive covenants contained in this Article Two are a material part of Executive's obligations under this Agreement for which the Bank has agreed to compensate Executive and provide him with Confidential Information as provided in this Agreement. Executive agrees that the injury the Company will suffer in the event of the breach by Executive of any clause of this Article Two will cause the Company irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, Executive agrees that Flagstar, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent Executive's failure to comply with the terms and conditions of this Article Two.

2.05    Intangible Property.

Executive will not at any time during or after the Term have or claim any right, title or interest in any trade name, trademark, patent, copyright, work for hire or other similar rights belonging to or used by Flagstar and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of Flagstar, whatever Executive's involvement with such matters may have been, and whether procured, produced, prepared, or published in whole or in part by Executive, it being the intention of the Parties that Executive shall and hereby does recognize that Flagstar now has and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, patents, copyrights (all Executive's work in this regard being a work for hire for Flagstar under the copyright laws of the United States), material and matter as described above. If any such work created by Executive is not a work made for hire under the copyright laws of the United States, then Executive hereby assigns to Flagstar all right, title and interest in each such work (including without limitation all copyright rights). Executive shall cooperate fully with Flagstar, at the cost and expense of Flagstar, during his employment and thereafter in the securing of trade name, trademark, patent or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to Flagstar all papers reasonably requested by it in connection therewith.

2.06    Survival.

Any termination of the Executive's employment or of this Agreement, other than a termination of this Agreement pursuant to the last sentence of section 1.01, (or breach of this Agreement by the Executive, the Bank or the Company) shall have no effect on the continuing operation of this Article Two.

ARTICLE THREE

MISCELLANEOUS

3.01    Entire Agreement.

This Agreement constitutes the entire agreement and understanding between the Parties hereto concerning the subject matter hereof, including without limitation the Original Agreement. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by Executive and duly authorized officer(s) of the Company and the Bank. Failure of the Company, the Bank or Executive to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a continuing waiver of such or other terms, covenants and conditions.

3.02    Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of Executive and the heirs, executors, assigns and administrators of Executive or his estate and property and shall be binding upon and inure to the benefit of the Company, the Bank and their respective successors and assigns (as provided below). Executive may not assign or transfer to others the obligation to perform Executive's duties hereunder, and there are no third party beneficiaries to Executive's rights hereunder. Each of the Company and the Bank may assign or transfer its respective rights and obligations under this Agreement. Each of the Company and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its respective business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

3.03    Indemnification and Directors and Officers Liability Insurance.

Flagstar shall indemnify Executive from and against all loss, costs, damages and expenses including, without limitation, legal expenses of counsel (which expenses Flagstar will advance to Executive as the same are incurred) arising out of or in connection with the fact that Executive is or was a director, officer, employee or agent of Flagstar or any of its Affiliates, in each case to the fullest extent permitted by applicable law and the organizational documents of Flagstar (as in effect as of the Effective Date and as the same may be amended thereafter to increase but not decrease the benefit provided to the Executive). However, the Executive shall repay any expenses paid or reimbursed by Flagstar if it is ultimately determined that he is not legally entitled to be indemnified by Flagstar. If Flagstar's ability to make any payment contemplated by this Section 3.03 depends on an investigation or determination by the Board, at the Executive's request Flagstar will use its best efforts to cause the investigation to be made (at Flagstar's expense) and to have the Board reach a determination as soon as reasonably possible.

3.04    Insurance.

If Flagstar desires at any time or from time to time during the Term to apply in its own name or otherwise for life, health, accident or other insurance covering Executive, Flagstar may do so and may take out such insurance for any sum which Flagstar may deem necessary to protect its interests. Executive will have no right, title or interest in or to such insurance, but will, nevertheless, assist Flagstar in procuring and maintaining the same by submitting from time to time to the usual customary medical, physical, and other examinations and by signing such applications, statements and other instruments as may reasonably be required by the insurance company or companies issuing such policies.

3.05    Notices.

Notices hereunder shall be deemed delivered upon the confirmation of delivery of a facsimile or of actual receipt by the addressee and shall be sent as follows (or if receipt is acknowledged by the recipient, by email):

If to Executive:

Michael J. Tierney

At the address on file with the Company
Telephone: At the number on file with the Company
Email: At the address on file with the Company

with a copy to:
Sue Ellen Eisenberg & Associates, P.C.
33 Bloomfield Hills Parkway, Suite 145
Bloomfield Hills, MI 48304
Telephone: (248) 258-5050
Facsimile: (248) 258-5055
Email: see@seelawpc.com
Attention: Sue Ellen Eisenberg

and if to Flagstar:
Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098
Telephone: (248) 312-5070
Facsimile: (248) 659-1819
Email: Michael.Flynn @flagstar.com
Attention: Michael Flynn, General Counsel

with a copy to:

Nutter McClennen & Fish LLP
Seaport West
155 Seaport Boulevard
Boston, MA 02210
Telephone: (617) 439-2288
Facsimile: (617) 310-9288
Email: mkrebs@nutter.com
Attention: Michael K. Krebs

or to such other address and/or person designated by a Party in writing and in the same manner to the other Party. Any written notice required to be provided by or to Executive under this Agreement may be provided by or to such representative or representatives as Executive may designate by written notice to Flagstar.

3.06    Offset/Breach.

The Bank's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against the Executive or others. Executive's termination of his employment hereunder shall not be a breach of this Agreement. Performance of Executive's obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which Executive may have against Flagstar or others. The Bank's termination of Executive's employment hereunder shall not be a breach of this Agreement.

3.07    Counterparts.

This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement, and delivered by facsimile or other electronic transmission confirmed promptly thereafter by actual delivery of executed counterparts.

3.08    Applicable Law.

This Agreement and all rights and liabilities of the Parties shall be governed by and interpreted in accordance with the laws of the State of New York, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

3.09    Headings.

The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

3.10    Severability.

To the extent any provision of this Agreement or portion hereof shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect and the Parties agree to meet promptly to negotiate in good faith a substitute enforceable provision which preserves to the greatest extent possible the benefits (economic and other) intended to be conferred on the Parties under this Agreement.

3.11    Representations, Warranties and Covenants.

The Company represents and warrants that (i) the execution and performance of this Agreement, including the employment of Executive as EVP/PFS, have been duly authorized by all necessary action of the Company and/or the Board and (ii) that the information relating to the Company as set forth in the Agreement is true and correct.

3.12    Golden Parachute Payment.

If any payment or benefit to the Executive under this Agreement or otherwise would be a Golden Parachute Payment that is prohibited by applicable law, then the Parties will cooperate in good faith to endeavor to meet the requirements of such applicable law in a manner which preserves to the greatest extent possible the intent and purposes of this Agreement and, if necessary after such cooperation, the total payments and/or benefits will be reduced to the Golden Parachute Limit. For purposes of this Section 3.12, “Golden Parachute Payment” means a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act and “Golden Parachute Limit” means the greatest amount of payments and benefits, if any, that Flagstar determines after consultation with applicable regulatory authorities could be made to Executive without having any payment or benefit be a Golden Parachute Payment.

ARTICLE FOUR

TAXATION AND COMPLIANCE WITH LAW

4.01    Taxation.

The Parties believe that the provisions of this Agreement are in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as presently in effect, if and to the extent that such requirements apply. In the event that any of the payment obligations hereunder will be considered by the Internal Revenue Service to be not in compliance with the requirements of Section 409A, the Parties will cooperate in good faith to endeavor to meet these requirements in a manner which preserves to the greatest extent possible the economic benefits intended to be conferred on the Executive under this Agreement. Notwithstanding any provision of this Agreement to the contrary, only to the extent that any payment or benefit paid or provided to the Executive under this Agreement or otherwise (including, but not limited to, the Supplemental Retirement Benefit) is subject to the requirements of Section 409A and is not exempted from such requirements, if at the time of Executive's termination of employment with the Company, he is a “specified employee” as defined in Section 409A, no payment or benefit that results from his termination of employment shall be provided until the date which is six months after the date of his termination of employment (or, if earlier, his date of death). Payments to which Executive would otherwise be entitled during the six-month period described above shall be accumulated and paid in a lump sum on the first day of the seventh month after the date of his termination of employment. Notwithstanding anything to the contrary, to the extent required by Section 409A: (a) the amount of expenses eligible for reimbursement or to be provided as an in-kind benefit under this Agreement during a calendar year may not affect the expenses eligible for reimbursement or to be provided as an in-kind benefit in any other calendar year; (b) the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit; and (c) no reimbursement under this Agreement shall be made later than the last day of the calendar year following the calendar year in which the expense was incurred. The Parties acknowledge and agree all payments under this Agreement are subject to withholding under applicable law and payments hereunder will be made net of withholding, if any.

4.02    Compliance with Applicable Law

The Parties believe that the provisions of this Agreement are in compliance with applicable law, as presently in effect, if and to the extent that such requirements apply. Notwithstanding anything in this Agreement to the contrary, in no event shall any payment, award or benefit under this Agreement vest or be settled, paid or accrued, if any such vesting, settlement, payment or accrual would be in violation of applicable law. In the event of any such violation, the Parties will cooperate in good faith to endeavor to meet the requirements of such applicable law in a manner which preserves to the greatest extent possible the intent and purposes of this Agreement.

* * *

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below opposite their names, effective as of the date first set forth above.
EXECUTIVE

Date:	May 20, 2013	/s/ Michael J. Tierney
Michael J. Tierney

Flagstar Bancorp, Inc.

Date:	May 17, 2013	/s/ Alessandro DiNello
Alessandro DiNello
President and Chief Executive Officer

Flagstar Bank, FSB

Date:	May 17, 2013	/s/ Alessandro DiNello
Alessandro DiNello
President and Chief Executive Officer

MUTUAL RELEASE OF CLAIMS AGREEMENT
Reference is made to that certain Amended and Restated Employment Agreement dated May 16, 2013 (the "Agreement") between Michael J. Tierney ("Executive"), Flagstar Bancorp, Inc. (the “Company”) and Flagstar Bank, FSB (the "Bank" and together with the Company, “Flagstar”). Capitalized terms used herein without further definition shall have the same meaning assigned to such terms in the Agreement.
Section 1.05(b) provides in part that a precondition to the payment of Share Salary to Executive for any period beginning on or after June 1, 2013 is Flagstar's receipt of this Mutual Release of Claims Agreement, properly signed and executed by Executive (this “Release”).
As of the date of this Release in exchange for Flagstar agreeing to enter into the Agreement, Executive hereby releases and discharges the Company, the Bank and all of their past, present and future parents, divisions, subsidiaries, affiliates, joint venture partners and related companies and their respective past, present and future officers, directors, founders, employees, partners, attorneys, investors, shareholders, members, representatives, agents, predecessors, successors, assigns, and all persons acting in a fiduciary capacity thereto (collectively, the “Flagstar Parties”) with respect to any and all claims, rights, demands, causes of action, obligations, damages or liabilities, whether asserted or unasserted, known or unknown, contingent or non-contingent, that Executive had in the past or now have, against the Flagstar Parties through the date ofthis Release, including without limitation arising out of the Original Agreement and Flagstar's decision to replace Executive as its Chief Executive Officer. Without limitation, this complete waiver and release includes any and all discrimination, compensation or other claims arising under Federal, State or local law or regulation including without limitation Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), the Americans With Disabilities Act of 1990, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1866, and 42 U.S.C. §1981, and any amendment thereto or under common law, in contract, tort or other theories of recovery, relating in any way to the terms or conditions of Executive's employment with the Bank and any federal or state banking laws or regulations, and/or any incidents related thereto prior to execution of this Release. Notwithstanding the foregoing, this Release shall not affect (a) any rights Executive may have under the Agreement or under any Company or Bank retirement or savings plans, or any medical or dental or other welfare plan in which Executive is participating as of the date of this Release and (b) Executive's eligibility for indemnification in accordance with the organizational documents of the Company and its subsidiaries, or applicable laws, or under any applicable insurance policy, with respect to any liability you incurred or incur in Executive's capacity as a director, officer or employee of the Company, the Bank or any affiliate of either.
As of the date of this Release, and in consideration of the Executive's agreement to enter into this Release, the Bank, the Company and each Affiliate controlled by either of them (the “Flagstar Releasing Parties”) Parties, as defined above, hereby release and discharge the Executive with respect to any and all claims, rights, demands, causes of action, obligations, damages or liabilities, whether asserted or unasserted, known or unknown, contingent or non-contingent, that the Flagstar Releasing Parties have in the past or now have, against Executive through the date of this Release, including without limitation, those arising out of the Original Agreement and Executive's employment as President and Chief Executive Officer.
Executive is advised in writing to consult with an attorney before executing this Release. Executive acknowledges and agrees that he: (i) had adequate opportunity to review this Release; (ii) fully understands its contents; (iii) has been advised to consult an attorney before signing it; and (iv) enter into this Release knowingly, voluntarily and after any consultations with your attorney or other advisor, as deemed appropriate.
Executive acknowledges that he has had at least fifteen (15) calendar days from receipt of this Release to consider whether to accept its terms.
After signing the Release and properly returning it to the Bank, Executive shall have seven (7) calendar days to consider whether to revoke it (the "Revocation Period"). If Executive chooses to revoke this Release, Executive must send written notification to the Chief Executive Officer of the Bank, 5151 Corporate Drive, Troy, Michigan 48098, before the expiration of the Revocation Period.
Executive must sign, date and return this Release to the attention of the Chief Executive Officer of the Bank at 5151 Corporate Drive, Troy, Michigan 48098. Each of the Bank and the Company must sign, date and return this Release to the attention of: Sue Ellen Eisenberg, 33 Bloomfield Hills Parkway, Suite 145, Bloomfield Hills, MI 48304.
This Release shall not become effective and fully enforceable until Executive and each of the Bank and the Company have signed this Release and properly returned the signed Release as set forth above and the Revocation Period shall have expired. (The date on which this Release first becomes effective pursuant to the immediately preceding sentence is referred to as the "Effective Date").
[Signature page to follow]

IN WITNESS WHEREOF, this Release has been executed by each of the listed parties below.
EXECUTIVE

Date:	May 20, 2013	/s/ Michael J. Tierney
Michael J. Tierney

Flagstar Bancorp, Inc.

Date:	May 17, 2013	/s/ Alessandro DiNello
Alessandro DiNello
President and Chief Executive Officer

Flagstar Bank, FSB

Date:	May 17, 2013	/s/ Alessandro DiNello
Alessandro DiNello
President and Chief Executive Officer